Exhibit 5.2

March 15, 2017	650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com FIRM / AFFILIATE OFFICES
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File No. 020568-0093

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Re:                          Registration Statement No. 333-208652; $300,000,000 Aggregate Principal Amount of 4.650% Notes due 2047 and $400,000,000 Aggregate Principal Amount of 4.125% Notes due 2026

Ladies and Gentlemen:

We have acted as special counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with the issuance of $300,000,000 aggregate principal amount of the Company’s 4.650% Notes due 2047 (the “2047 Notes”) and $400,000,000 aggregate principal amount of the Company’s 4.125% Notes due 2026 (the “2026 Notes”, together with the 2047 Notes, the “Securities”) under an indenture dated as of October 28, 1998 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) and an officers’ certificate dated as of March 15, 2017 establishing the respective forms and terms of the Securities pursuant to Sections 201, 301 and 303 of the Base Indenture (in each case, together with the Base Indenture, the “Indenture”), pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2015 (File No. 333-208652) (the “Registration Statement”), (ii) a base prospectus dated December 21, 2015 (the “Base Prospectus”) and a preliminary prospectus supplement dated March 8, 2017 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”), the document that the Company has identified as an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act) and that is described on Exhibit A hereto (the “Specified IFWP”), a final prospectus supplement dated March 8, 2017 (the “Final Prospectus Supplement,” and together with the Base Prospectus, the

Realty Income Corporation

March 15, 2017

“Prospectus”), and a purchase agreement dated March 8, 2017 by and between Citigroup Global Markets Inc., Barclays Capital Inc., BNY Mellon Capital Markets, LLC and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule A thereto and the Company (the “Purchase Agreement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matters pertaining to the contents of the Registration Statement or the Prospectus, other than as to the enforceability of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.  We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Venable LLP, separately provided to you, and we express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company against delivery and payment therefor in accordance with the Indenture and in the circumstances contemplated by the Purchase Agreement filed as an exhibit to the Form 8-K filed by the Company with the Commission on March 10, 2017, the Securities will be legally valid and binding obligations of the Company enforceable against it in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) restrictions upon non-written modifications and waivers; and (v) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses contained in the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, or (e) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing,

Realty Income Corporation

March 15, 2017

evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) covenants not to compete; (i) provisions for exclusivity, election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers and trusts; and (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

With your consent, we have assumed for purposes of this opinion that (i) the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by the Purchase Agreement, the Indenture and the Securities (collectively, the “Documents”); (ii) the Securities have been duly authorized for issuance by all necessary corporate action by the Company and the execution, delivery and performance of the Documents have been duly authorized by all necessary corporate action by the Company; (iii) the Documents have been duly authorized, executed and delivered by the parties thereto, including the Company; (iv) each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (v) the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rule and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Realty Income Corporation

March 15, 2017

Exhibit A – Specified IFWP

1.            The “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act) filed by the Company with the Commission pursuant to Rule 433 under the Act on March 8, 2017.